UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
April 21, 2011
(Date of Report)
CNA SURETY CORPORATION
(Exact name of Registrant as specified in its charter)
1-13277
(Commission File Number)

Delaware	36-4144905
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

333 S. Wabash Ave., Chicago, Illinois	60604
(Address of principal executive offices)	(Zip code)
(312) 822-5000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Agreement and Plan of Merger
     On April 20, 2011, CNA Surety Corporation, a Delaware corporation (“CNA Surety”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CNA Financial Corporation, a Delaware corporation (“Parent”), and Surety Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Purchaser”), pursuant to which, and on the terms and subject to the conditions thereof, among other things, Purchaser will commence a cash tender offer (the “Offer”) to acquire all of the issued and outstanding shares of common stock of CNA Surety, par value $.01 per share (the “Shares”) at a price of $26.55 per share (the “Offer Price”), net to the stockholders who tender their shares, in cash and subject to any required withholding taxes. The Offer will expire 20 business days after the date it commences unless it is extended by Purchaser. Parent and its subsidiaries (other than CNA Surety and its subsidiaries) currently hold approximately 61% of CNA Surety’s outstanding Shares.
     Following the completion of the Offer and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, including, if required, receipt of approval by CNA Surety’s stockholders, Purchaser will merge with and into CNA Surety, with CNA Surety surviving as an indirect subsidiary of Parent (the “Merger”). At the effective time of the Merger (the “Effective Time”), the Shares not purchased pursuant to the Offer (other than Shares held by CNA Surety, Parent, Purchaser, any member of the Parent Group (as defined in the Merger Agreement) or by stockholders of CNA Surety who have perfected their statutory rights of appraisal under Delaware law) will be converted into the right to receive an amount in cash, equal to the Offer Price, subject to any required withholding taxes. Shares with respect to which appraisal rights are perfected will not be converted into the right to receive an amount in cash equal to the Offer Price; holders of such Shares will be entitled to payment of the fair value of such Shares in accordance with Delaware law. In addition, all outstanding options to purchase Shares (the “Options”) will be fully vested immediately prior to the Effective Time and will be cancelled at the Effective Time in exchange for the right to receive the excess, if any, of the Offer Price over the exercise price of such Option immediately prior to the Effective Time multiplied by the number of Shares subject to such Option immediately prior to the Effective Time. All restricted Shares and restricted stock units outstanding at the Effective Time will vest and become free of any restrictions and will be converted into the right to receive an amount in cash, equal to the Offer Price, subject to any required withholding taxes.
     Purchaser’s obligation to accept for payment and pay for Shares tendered in the Offer is subject to certain conditions, including, among other things, (i) the non-waivable condition that pursuant to the Offer, prior to the Expiration Date (as defined in the Merger Agreement), there shall have been validly tendered and not properly withdrawn a number of Shares that constitutes at least a majority of the outstanding Shares (excluding from such calculation any shares held by Parent and its affiliates (including Loews Corporation, Parent’s controlling stockholder), and the directors and executive officers of each of CNA Surety, Purchaser, Parent and Loews Corporation, as of the Acceptance Time (as defined in the Merger Agreement)) (the “Minimum Condition”) and (ii) that the other conditions set forth in Annex I to the Merger Agreement have been satisfied or waived. Purchaser has the right to increase the Offer Price and waive any condition or modify the terms of the Offer in certain circumstances (other than the Minimum Condition, which is non-waivable), except that, without the prior written consent of CNA Surety (provided that such consent has been approved by the Special Committee to CNA Surety’s Board of Directors (the “Special Committee”)), Purchaser may not (1) decrease the Offer Price, (2) decrease the number of Shares subject to the Offer, (3) add to or modify the conditions to its obligations to commence the Offer and to purchase the Shares tendered in a manner adverse to the holders of CNA Surety Shares or (4) change the form of consideration.
     Pursuant to the Merger Agreement, CNA Surety granted to Purchaser an option (the “Top-Up Option”) to purchase from CNA Surety, at a price per Share equal to the Offer Price, a number of newly-issued Shares equal to the number of Shares that, when added to the number of Shares owned by Purchaser and the other members of the Parent Group (as defined in the Merger Agreement) at the time of such exercise of the Top-Up Option, shall constitute no less than one (1) Share more than ninety percent (90%) of the Shares issued and outstanding on a fully-diluted basis, or, at the option of Purchaser, such lesser number of shares as Purchaser may request; provided that in no event shall the Top-Up Option be exercisable for a number of Shares (A) that would result in Purchaser owning less than ninety percent (90%) of the Shares outstanding following the exercise of the Top-Up Option or (B) in excess of CNA Surety’s then-authorized and unissued Shares that are not reserved for issuance or otherwise committed at the time of exercise of the Top-Up Option.
     If immediately following the successful consummation of the Offer, Purchaser and Parent hold at least 90% of the then-outstanding Shares in the Offer, the Merger will be consummated pursuant to the short-form merger procedures under the Delaware General Corporation Law without a vote or any further action by the holders of Shares. If immediately following the successful consummation of the Offer (including all extensions to the Offer, any subsequent offering period provided for in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended, and any extensions of such subsequent offering period and any exercise of the Top-Up Option), Parent and Purchaser would own less than 90% of the Shares then-outstanding, then CNA Surety’s stockholders holding a majority of the outstanding Shares must approve the Merger and adopt the Merger Agreement prior to consummating the Merger. In such an event, CNA Surety has agreed to seek such stockholder approval by obtaining the written consent of each member of the Parent Group (as defined in the Merger Agreement) holding Shares.

     The Merger Agreement includes customary representations and warranties and covenants of the parties. Until the earlier of the termination of the Merger Agreement and the Effective Time, CNA Surety has agreed to operate its business and the business of its subsidiaries in the ordinary course and has agreed to certain other operating covenants, as set forth more fully in the Merger Agreement. The Merger Agreement also includes customary termination provisions for both CNA Surety and Parent.
     The Merger Agreement has been approved by the Boards of Directors of each of CNA Surety, Parent and Purchaser and by the Special Committee. The Special Committee recommended to the CNA Surety Board of Directors that it approve the Merger Agreement and that holders of Shares tender their Shares to Purchaser pursuant to the Offer (the “Special Committee Recommendation”), and the CNA Surety Board of Directors, in turn, approved the Merger Agreement and resolved to recommend that CNA Surety’s public stockholders, if required, vote to adopt the Merger Agreement (the “Company Board Recommendation”). Neither the Special Committee nor CNA Surety’s Board of Directors may withdraw or qualify the Special Committee Recommendation or the Company Board Recommendation, except in response to a material event or circumstance not known to the Special Committee or CNA Surety’s Board of Directors on the date of the Merger Agreement, provided that the Special Committee or the CNA Surety Board of Directors, as applicable, has determined, in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law. In addition, Purchaser shall not be required to accept for payment or pay for, and may delay the acceptance for payment of, any Shares tendered pursuant to the Offer if, as of the Expiration Date (as defined in the Merger Agreement), either the Special Committee or the CNA Surety Board of Directors shall have withdrawn, amended or modified either the Special Committee Recommendation or the Company Board Recommendation, as applicable.
     A copy of the Merger Agreement is attached as Exhibit 2.1 to this report and is incorporated herein by reference. The foregoing description of the Merger Agreement is not complete and is qualified in its entirety by reference to the Merger Agreement attached hereto.
     The Merger Agreement is attached as an exhibit to this report and is incorporated herein by reference to provide information regarding its terms. Except for its status as a contractual document that establishes and governs the legal relationship among the parties thereto with respect to the transaction described in this report, the Merger Agreement is not intended to be a source of factual, business or operational information about the parties. The Merger Agreement contains representations and warranties that CNA Surety, Parent and Purchaser made to each other as of specific dates. The assertions embodied in those representations and warranties were made principally for purposes of establishing the circumstances in which Purchaser may have the right not to consummate the Offer, or a party may have the right to terminate the Merger Agreement, and may be subject to important qualifications and limitations agreed to by CNA Surety, Parent and Purchaser in connection with negotiating its terms. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to stockholders or may have been used for the purpose of allocating risk among CNA Surety, Parent and Purchaser rather than establishing matters as facts. Investors in CNA Surety’s securities are not third party beneficiaries under the Merger Agreement and should not rely on the representations and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties or any of their affiliates.
Item 8.01. Other Events
     On April 21, 2011, CNA Surety and Parent issued a joint press release announcing that they had entered into the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits
2.1	Agreement and Plan of Merger, dated April 20, 2011, by and among CNA Surety Corporation, CNA Financial Corporation and Surety Acquisition Corporation.

99.1	Press Release issued on April 21, 2011.
Important Information and Where To Find It
     This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The offer to buy shares of CNA Surety common stock described in this announcement has not yet commenced. At the time the tender offer is commenced,

Purchaser will file a tender offer statement on Schedule TO with the Securities and Exchange Commission (the “SEC”) and CNA Surety will file a solicitation/recommendation statement on Schedule 14D-9. CNA Surety stockholders and other investors should read these materials carefully because they will contain important information, including the terms and conditions of the tender offer. These materials and any other documents filed by CNA Surety or Purchaser with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov and by contacting CNA Surety at 800-262-9740. In addition, investors and stockholders will be able to obtain free copies of the documents filed with the SEC on CNA Surety’s website at www.cnasurety.com. Investors and stockholders are urged to read the Schedule TO, the Schedule 14D-9 and the other relevant materials before making any investment decision with respect to the tender offer.
Safe Harbor for Forward-Looking Statements
     Statements in this report that relate to future results and events are forward-looking statements based on CNA Surety’s current expectations regarding the tender offer and other transactions contemplated by the Merger Agreement. Actual results and events in future periods may differ materially from those expressed or implied by these forward-looking statements because of a number of risks, uncertainties and other factors. There can be no assurances that a transaction will be consummated. Other risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; that the transactions may not be timely completed, if at all; that, prior to the completion of the Offer, if at all, CNA Surety may not satisfy one or more closing conditions to the Offer; that the Merger Agreement may be terminated; and the impact of the current economic environment, fluctuations in operating results, market acceptance of CNA Surety’s services, and other risks that are described in CNA Surety’s Annual Report on Form 10-K for the year ended December 31, 2010, in its most recent Quarterly Report on Form 10-Q and in its subsequently filed SEC reports. CNA Surety undertakes no obligation to update these forward-looking statements except to the extent otherwise required by law.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CNA SURETY CORPORATION (Registrant)
Dated: April 21, 2011	By:	/s/ John F. Corcoran
John F. Corcoran
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.

2.1	Agreement and Plan of Merger, dated April 20, 2011, by and among CNA Surety Corporation, CNA Financial Corporation and Surety Acquisition Corporation.

99.1	Press Release issued on April 21, 2011.